Exhibit 99.2

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

RAVEN INDUSTRIES ANNOUNCES SENIOR LEADERSHIP CHANGES

Sioux Falls, S.D.-November 24, 2015-Raven Industries, Inc. (NASDAQ: RAVN) announced today two changes to its senior leadership team. Scott Wickersham has been named General Manager of the Company’s Aerostar Division, succeeding Lon Stroschein.
“Since his time at Raven Aerostar, Scott has made significant contributions to our stratospheric balloon technology and tethered aerostat systems”, said Dan Rykhus, President and CEO of Raven Industries. Rykhus went on to say, “Scott’s education and experience in engineering, business, and operations will serve Aerostar well today.”
Wickersham had previously been Director of Product Development for Raven Aerostar since 2010.
The company also announced that Lon Stroschein has been named Director of Corporate Development. In this new role, Stroschein will focus on mergers and acquisition activity for the entire corporation.
“Lon brings a seasoned executive perspective and a strong strategic understanding of Raven to his new role, as we continue to aggressively hunt for the right acquisitions,” said Rykhus.
Stroschein, who has been with the company since 2008, had served as Division Vice President and General Manager of Raven Aerostar and International Sales Manager for the Applied Technology Division.
Rykhus continued, “I am very confident that both Scott and Lon will be successful in these roles and that both moves are very positive for Raven.”
About Raven Industries, Inc. Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven’s purpose is to solve great challenges in areas of safety, feeding the world, energy independence and resource preservation. To realize this purpose, we utilize our strengths in engineering, manufacturing and technological innovation to serve the precision agriculture, high performance specialty films, aerospace and situational awareness markets. Visit www.RavenInd.com for more information.

Steven Brazones, Chief Financial Officer
Raven Industries, Inc.
605-336-2750